Exhibit 99.1

News Release	Buckeye Partners, L.P.
Five TEK Park
9999 Hamilton Blvd.
NYSE: BPL	Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	09-10
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS 2009 FIRST QUARTER RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

Breinigsville, PA — April 30, 2009 . . . Buckeye Partners, L.P. (NYSE: BPL) (“Buckeye”) today reported its financial results for the first quarter of 2009.  Net income attributable to Buckeye’s unitholders for the first quarter of 2009 was $53.8 million, or $0.87 per LP unit, compared with net income attributable to Buckeye’s unitholders of $42.8 million, or $0.72 per LP unit, for the first quarter of 2008.  Net income attributable to Buckeye’s unitholders per LP unit in the first quarter of 2009 includes an increase in the average number of LP units outstanding during the first quarter of 2009 to 48.4 million from an average of 45.9 million LP units outstanding in the first quarter of 2008.  In addition, earnings per LP unit for the first quarter of 2008 were retrospectively restated from $0.76 per LP unit shown last year as a result of the adoption, effective January 1, 2009, of a new accounting principle that changes the way Buckeye determines earnings per LP unit.

Revenue in the first quarter of 2009 was $416.8 million compared with revenue in the first quarter of 2008 of $380.3 million.  Buckeye’s Adjusted EBITDA (as defined below) for the quarter was $86.6 million compared to $72.6 million in the first quarter of the prior year. Operating income in the first quarter of 2009 was $70.1 million compared with operating income of $58.1 million in the first quarter of 2008.

The Board of Directors of Buckeye GP LLC, the general partner of Buckeye, declared a regular quarterly partnership cash distribution of $0.90 per LP unit, payable on May 29, 2009 to unitholders of record on May 11, 2009.  This cash distribution represents a quarterly increase in the distribution of $0.0125 per LP unit and an annualized cash distribution level of $3.60 per LP unit.  This is the 89th consecutive quarterly cash distribution paid by Buckeye.

Forrest E. Wylie, Chairman and CEO of Buckeye GP LLC, stated, “We are extremely pleased to report that, despite the overall weakness in the general economy, the first quarter of 2009 was another successful period for Buckeye.  Our revenues, Adjusted EBITDA, operating income, and earnings all increased significantly relative to the first quarter of 2008, with particularly strong contributions from our largest operating segment, Pipeline Operations, and our two newest segments, Natural Gas Storage and Energy Services.  Increased tariffs and effective cost management in our Pipeline Operations segment more than offset a modest 1% decline in transportation volumes in the first quarter of 2009 compared to the same period last year.  Our Terminalling and Storage segment experienced lower earnings during the first quarter of 2009 largely due to lower settlement revenues driven by lower commodity pricing. We were encouraged to see product volumes in our Terminalling and Storage segment that essentially were flat compared to the same period in the prior year.  Increased hub services revenues in our Natural Gas Storage segment also contributed to the increase in Adjusted EBITDA.  Additionally, we are extremely pleased with the performance of our Energy Services segment, which benefited from higher volumes and improved margins in its refined petroleum product marketing business during the first quarter of 2009. As we previously announced, we successfully completed a public offering of 2.6 million LP units in March and an additional 390,000 LP units from the exercise of the underwriters’ overallotment option, which further strengthened our financial position and improved our ability to take advantage of opportunities that may arise during the balance of 2009.  Based on our overall financial performance in the first quarter, we are pleased to announce another increase in our quarterly cash distribution to unitholders.”

Buckeye will host a conference call to discuss its financial results for the first quarter of 2009 on Friday, May 1, 2009, at 11:00 a.m. Eastern Time.  Investors are invited to listen to the conference call via the Internet, on either a live or replay basis, at: http://www.videonewswire.com/event.asp?id=57887.  Interested parties may participate in the call by joining the conference at (888) 600-4861 and referencing conference ID 8577944.  An audio replay of the conference call also will be available through May 6, 2009 by dialing (719) 457-0820 and referencing conference ID 8577944.

Buckeye Partners, L.P. (www.buckeye.com) is a publicly traded partnership that owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline. Buckeye Partners, L.P. also owns 64 refined petroleum products terminals, operates and maintains approximately 2,400 miles of pipeline under agreements with major oil and chemical companies, owns a major natural gas storage facility in northern California, and markets refined petroleum products in certain of the geographic areas served by its pipeline and terminal operations.  The general partner of Buckeye Partners, L.P. is owned by Buckeye GP Holdings L.P. (NYSE: BGH).

* * * * *

EBITDA, a measure not defined under generally accepted accounting principles (“GAAP”), is defined by Buckeye as net income attributable to Buckeye’s unitholders (excluding discontinued operations) before interest expense (including amortization and write-off of deferred debt financing costs), income taxes, depreciation, and amortization.  Adjusted EBITDA, which also is a non-GAAP measure, is defined by Buckeye as EBITDA plus the difference between the estimated annual land lease expense for Buckeye’s natural gas storage facility to be recorded under GAAP and the actual cash to be paid.  EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating profit, cash flow from operations or any other measure of financial performance presented in accordance with GAAP.  Because EBITDA and Adjusted EBITDA exclude some items that affect net income attributable to Buckeye’s unitholders and these items may vary among other companies, the EBITDA and Adjusted EBITDA data presented may not be comparable to similarly titled measures at other companies.  Management of Buckeye use EBITDA and Adjusted EBITDA as performance measures to assist in the analysis and assessment of Buckeye’s operations, to evaluate the viability of proposed projects, and to determine overall rates of return on alternative investment opportunities.  Buckeye believes that investors benefit from having access to the same financial measures used by Buckeye’s management.  Please see the attached reconciliation of EBITDA and Adjusted EBITDA to net income attributable to Buckeye’s unitholders, the most directly comparable GAAP measure.

* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates”, “believes”, “estimates”, “expects”, “intends”, “plans”, “predicts”, “projects”, “should”, and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond the control of the Partnership.  Among them are (1) changes in laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes, (2) terrorism, adverse weather conditions, environmental releases, and natural disasters, (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (4) adverse regional or national economic conditions or adverse capital market conditions, (5) shutdowns or interruptions at the source points for the products we transport, store, or sell, (6) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (7) volatility in the price of refined petroleum products and the value of natural gas storage services, and (8) nonpayment or nonperformance by our customers. You should read our Annual Report on Form 10-K for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(UNAUDITED)

	Three months ended
	March 31,
	2009	2008
Revenues
Product sales	$268,779	$241,046
Transportation and other	148,061	139,229
Total revenue	416,840	380,275

Costs and expenses:
Cost of product sales	250,676	236,611
Operating expenses	73,507	65,328
Depreciation and amortization	14,480	12,498
General and administrative	8,074	7,706
Total costs and expenses	346,737	322,143

Operating income	70,103	58,132

Other income (expense):
Investment and equity income	2,233	2,640
Interest and debt expense	(17,176)	(17,934)
Other (expense) income	(40)	18
Total other expense	(14,983)	(15,276)

Income from continuing operations	55,120	42,856
Income from discontinued operations	—	1,413
Net income	55,120	44,269
Less: Net income attributable to noncontrolling interest	(1,360)	(1,452)
Net income attributable to Buckeye Partners, L.P. unitholders	$53,760	$42,817

Amounts attributable to Buckeye Partners, L.P. unitholders
Income from continuing operations	$53,760	$41,404
Income from discontinued operations	—	1,413
Total	$53,760	$42,817

Allocation of net income attributable to Buckeye Partners, L.P. unitholders
Net income allocated to general partner:
Income from continuing operations	$11,666	$7,302
Income from discontinued operations	$—	$425

Net income allocated to limited partners:
Income from continuing operations	$42,094	$34,102
Income from discontinued operations	$—	$988

Earnings per limited partner unit-diluted:
Income from continuing operations	$0.87	$0.69
Income from discontinued operations	—	0.03
Earnings per limited partner unit-diluted	$0.87	$0.72

Weighted average number of limited partner units outstanding:
Diluted	48,406	45,923

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

(Financial data in thousands)

(UNAUDITED)

	Three months ended
	March 31,
	2009	2008
Revenue:
Pipeline Operations	$99,195	$96,389
Terminalling and Storage	30,643	27,632
Natural Gas Storage	15,077	11,464
Energy Services	268,480	234,547
Other Operations	9,125	10,869
Intersegment eliminations	(5,680)	(626)
Total	$416,840	$380,275
Operating income:
Pipeline Operations	$44,916	$36,688
Terminalling and Storage	10,993	12,970
Natural Gas Storage	6,238	4,869
Energy Services	6,412	1,726
Other Operations	1,544	1,879
Total	$70,103	$58,132

Total costs and expenses including depreciation and amortization:
Pipeline Operations	$54,279	$59,701
Terminalling and Storage	19,650	14,662
Natural Gas Storage	8,839	6,595
Energy Services	262,068	232,821
Other Operations	7,581	8,990
Intersegment eliminations	(5,680)	(626)
Total	$346,737	$322,143

Depreciation and amortization:
Pipeline Operations	$9,577	$9,248
Terminalling and Storage	1,866	1,488
Natural Gas Storage	1,581	1,048
Energy Services	1,059	290
Other Operations	397	424
Total	$14,480	$12,498

Capital additions:
Pipeline Operations	$6,634	$6,820
Terminalling and Storage	5,641	2,959
Natural Gas Storage	6,375	3,249
Energy Services	730	685
Other Operations	74	1,079
Total	$19,454	$14,792

Operating data:
Pipeline Throughput (b/d - 000s)	1,367.9	1,383.5
Pipeline Average Tariff (Cents/bbl.)	69.7	63.6
Terminal Throughput (b/d - 000s)	521.0	522.3

EBITDA and Adjusted EBITDA reconciliation:
Net income attributable to Buckeye Partners, L.P unitholders (excluding discontinued operations)	$53,760	$41,404
Interest and debt expense	17,176	17,934
Income tax expense	65	228
Depreciation and amortization	14,480	12,498
EBITDA	85,481	72,064
Non-cash deferred lease expense	1,125	548
Adjusted EBITDA	$86,606	$72,612

Adjusted EBITDA by Operating Segment:
Pipeline Operations	$55,813	$47,505
Terminalling and Storage	12,825	14,499
Natural Gas Storage	8,958	6,478
Energy Services	7,479	2,062
Other Operations	1,531	2,068
Total	$86,606	$72,612